Exhibit 10.43

COMMERCIAL KENTUCKY

Inland Real Estate Acquisitions, Inc.

2801 Butterfield Road

Oak Brook, IL 60523

Phone:  (630) 218-4948  Fax: (630) 218-4935

www.Inlandgroup.com

November 29, 2005

Seller or Beneficiary of the Titleholding Trust (Seller)

or Holder of the Power of Direction

c/o Commercial Kentucky, Inc. (Broker)

Attn: Kevin Northup

1700 Meidinger Tower

Louisville, KY 40202

Re:  Southgate Apartments

Louisville, Kentucky

Dear Kevin:

This letter represents this corporation’s offer to purchase the Southgate Apartments situated on 14.4 acres of land, consisting of 11 three-story buildings, containing a total of 256 legal apartment units, of which 119 are one-bedroom apartments and 137 are two-bedroom apartments, plus a swimming pool and community building, all located at 10960 Southgate Manor Dr., Louisville, KY 40229.

The above property shall include all the land and buildings and common facilities, as well as all personalty in all apartment units and common areas, supplies, landscaping and snow removal equipment, washers and dryers, and any other items presently used on site and belonging to owner, and all intangible rights relating to the property.

This corporation or its nominee will consummate this transaction on the following basis:

1.                                       The total purchase price shall be $19,199,830.00 all cash, plus or minus prorations, with no mortgage contingencies, to be paid at closing 30 business days following the acceptance of this agreement (see Paragraph 7).

Purchaser shall allocate the land, building and depreciable improvements prior to closing.

2.                                       Seller warrants and represents (to the best of Seller’s knowledge) that the property is now, and will be at closing, free of violations and the interior and exterior structures are in good state of repair, free of leaks and structural problems and mold.  The property is in full compliance with city and county ordinances, including ADA compliances, environmental laws and concerns, and no one has a lease that exceeds the normal one-year term at current market rents, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

Prior to closing, except for the normal leasing as stated above, Seller shall not enter into or extend any agreements without Purchaser’s approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller.

3.                                       Seller, at his expense, prior to the closing, shall put all vacant apartment units into rentable condition; that is, ready for immediate occupancy.  Seller shall maintain, at a minimum, the current occupancy level of 93% through the day of closing.  Furthermore, Seller, at his expense, prior to closing, shall cure any and all code violations at the above property.

4.                                       Any work presently in progress on the property shall be completed by Seller prior to closing or, at Purchaser’s option, Seller may credit Purchaser in cash with an amount equal to the amount required to finish said work.

5.                                       Any concessions given to any tenants that extend beyond the closing day that would affect Purchaser shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

6.                                       The above sale of the real estate shall be consummated by conveyance of a full warranty deed from Seller to Purchaser’s designee, with the Seller paying any city, state, or county transfer taxes and Seller agrees to cooperate with Purchaser’s lender, if any, and the money lender’s escrow.

7.                                       The closing shall occur through Chicago Title and Trust Company in Chicago, IL, with Nancy Castro as Escrowee, 30 business days following the acceptance of this agreement, at which time title to the above property shall be marketable, i.e. free and clear of all liens, encroachments and encumbrances, and an ALTA Form B owner’s title policy with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning.  Including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued with all warranties and representations being true now and at closing and surviving the closing and each party shall be paid in cash their respective credits for rents, security deposits, etc., with a proration of real estate taxes based (at Purchaser’s option) on the greater of 110% of the most recent bill or latest assessment, or the estimated assessments for 2005 and 2006 using the assessor’s formula for this sale transaction, with a later reproration of taxes when the actual bills are received. At closing, no credit will be given to Seller for any past due, unpaid or delinquent rents.

8.                                       Seller shall deliver to Purchaser within five (5) days of execution of this Agreement, copies of all previous, existing environmental reports for the Property. This offer is subject to Purchaser obtaining, prior to Closing, an updated environmental report which must be acceptable to Purchaser, and paid for by Seller, not to exceed $2,000.00.

9.                                       Seller shall deliver to Purchaser within five (5) days of execution of this Agreement, copies of any previous appraisals for the Property. This offer is subject to Purchaser obtaining, prior to Closing, an updated appraisal, which must be acceptable to Purchaser, all at Seller’s cost, not to exceed $4,000.00.

10.                                 The Seller (Landlord) shall not be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

11.                                 Fifteen (15) days prior to closing Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA/ACSM in 1999, and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

12.                                 Seller agrees to indemnify Purchaser for any claim made by the Kentucky Department of Revenue (or any applicable Taxing Authority) for any tax owed by Seller but claimed from the Purchaser as a result of this sale.  Seller shall notify the applicable Taxing Authority and produce the required waiver certificate or escrow funds at closing, if required, by the applicable Taxing Authority and Seller shall indemnify Purchaser against any loss resulting from the filing of any environmental reclamation lien resulting from Seller’s non-compliance with any applicable environmental law.

Seller warrants and represents that he has paid all unemployment taxes to date.

1

13.                                 Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property.  This offer is subject to Purchaser’s satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

14.                                 Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases on the apartments/townhomes stated above or for the renewal of same.

15.                                 Seller shall be responsible for payment of a real estate brokerage commission, as per their agreement, to Commercial Kentucky, Inc.  Said commission shall be paid through the closing escrow.

16.                                 Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants. Seller agrees to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports, including at least a one-year audit of the books and records of the property.

This offer is, of course, predicated upon Purchaser’s review and written approval of the leases, surveys, titles, environmental reports and representations that have been made by the Seller with regard to income and expenses, site inspections, etc., and at least one year of audited operating statements are required that qualify, comply with and can be used in a public offering.

If this offer is acceptable, please have the Seller sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by December 2, 2005.

Sincerely,

Accepted subject to the acceptance by purchaser of Counteroffer/Amendment attached.		INLAND REAL ESTATE ACQUISITIONS, INC. or nominee

By:	/s/ [ILLEGIBLE]
Date:	12/16/05	/s/ G. Joseph Cosenza
G. Joseph Cosenza
Vice Chairman

JC/sc

2

Inland Real Estate Acquisitions Inc.

Image of Front & Back of Cancelled Check

COUNTEROFFER/AMENDMENT TO
LETTER OFFER

THIS Counteroffer/Amendment to Letter Offer (this “Amendment”) is made by and between SOUTHGATE GROUP, LLC, a Kentucky limited liability company, Suite 200, 3220 Office Pointe Place, Louisville, Kentucky 40220 (“Seller”) and INLAND REAL ESTATE ACQUISITIONS, INC., 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Purchaser”).

1.             Recitals.  Pursuant to a letter offer dated November 29, 2005 (the “Offer”), Purchaser offered to acquire certain real property from Seller, commonly known as Southgate Apartments in Jefferson County, Kentucky. Seller rejects the Offer but makes the following counteroffer which, if accepted by Purchaser, shall be deemed an amendment to the Offer and together with the Offer will constitute a binding agreement of purchase and sale, subject to the conditions set forth in the Offer and in this Amendment.

2.             Amendments.  The parties agree as follows:

(a)           Purchase Price.  The total purchase price is Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00).  Purchaser must reasonably allocate the purchase price to land, building and depreciable improvements or Seller is not bound by Purchaser’s allocation.

(b)           Property.  For clarification, the subject property is legally described in a deed of record in Deed Book 7722, Page 833, in the office of the Clerk of Jefferson County, Kentucky.

(c)           Warranties and Representations.  All of Seller’s warranties and representations set forth in paragraph 2 of the Offer are made to the best of Seller’s knowledge. To the extent any such representations and warranties are inaccurate, Purchaser’s sole right and recourse is to terminate the Offer and this Amendment and receive a refund of its deposit, and Seller shall not be deemed in default of the Offer and this Amendment. The requirement in paragraph 2 of the Offer for Seller to terminate any “contract” not accepted by Purchaser shall not apply to leases, and the prohibition on Seller entering into or extending “agreements” does not apply to Seller entering into leases in the normal course of its business.

(d)           Property Condition.  Purchaser shall notify Seller at least 20 days before closing of any work Purchaser is requiring Seller to do to put vacant apartments in rentable condition and to cure code violations, to allow Seller to complete such work.  If the work cannot reasonably be completed within that 20 day period, then Purchaser’s sole right and recourse is to terminate the Offer and this Amendment and receive a refund of its deposit, and Seller shall not be deemed in default of the Offer and this Amendment. Unless otherwise agreed by Seller and Purchaser, there shall be no extension of the closing date or adjustment of the purchase price.  Further, if the occupancy level is not 93% on the date of closing, absent other agreements by Purchaser and Seller, Purchaser’s sole right and recourse is to terminate the Offer and this Amendment and receive a refund of its deposit, and Seller shall not be deemed in default of the

Offer and this Amendment, Purchaser acknowledging the occupancy rates are not fully within Seller’s control.

(e)           Conveyance.  Paragraph 6 of the Offer is modified to provide that the property will be conveyed by special warranty deed.  Also, at closing Seller and Purchaser will enter into as assignment and assumption of leases and any service contracts then in effect, pursuant to which Seller assigns all of its interests in the leases and contracts, Purchaser assumes all obligations of Seller as landlord under the leases and contracts, and each indemnifies the other from and against acts occurring during the applicable period of ownership.

(f)            Closing.  With respect to paragraph 7 of the Offer, the property will be conveyed subject to all easements, restrictions and stipulations of record and subject to any existing encroachments.  Seller advises Purchaser that there are minor encroachments of buildings onto easements and into a building limit line.  If Purchaser cannot obtain affirmative title insurance coverage insuring over such encroachments, or if Purchaser otherwise refuses to accept such encroachments, or if for any other reason Purchaser cannot obtain the title insurance coverage desired by Purchaser, then Purchaser’s sole right and recourse is to terminate the Offer and this Amendment and receive a refund of its deposit, and Seller shall not be deemed in default of the Offer and this Amendment.  Also, credits and prorations set forth in paragraph 7 of the Offer shall be reflected as credits and expenses on the closing statement and not paid in cash.  Seller, is to pay for all title insurance coverage desired or obtained by Purchaser.  Finally, Seller retains the right to collect past due, unpaid or delinquent rents.  Title Insurance Premium shall not exceed $28,000.

(g)           Litigation.  With respect to paragraph 10 of the Offer, Purchaser acknowledges that apartment tenants complain, and such complaints are not deemed threatened litigation.

(h)           Survey.  With respect to paragraph 11 of the Offer, title and survey are subject to the matters set forth in section 2(f) of this Amendment, and if Purchaser is not satisfied with the survey, then Purchaser’s sole right and recourse is to terminate the Offer and this Amendment and receive a refund of its deposit, and Seller shall not be deemed in default of the Offer and this Amendment.

(i)            Taxing Authority.  The first literary paragraph of paragraph 12 of the Offer is deleted.

(j)            Audit.  The second to last literary paragraph of the Offer is modified to provide that, while Purchaser’s obligations may be conditioned on receipt of at least one year of audited operating statements that qualify, comply with and can be used in a public offering, Seller has no obligation to provide such audited statements, and Seller discloses to Purchaser that Seller has no such audited statements.

(k)           Survival.  Any representations and warranties of Seller set forth in the Offer as modified and limited by this Amendment shall expire one year after closing.

(l)            Outside Closing Date; Default.  If the transaction contemplated by the Offer and this Amendment fails to close by February 1, 2006, for any reason other than Seller’s or Purchaser’s willful refusal to close, then Purchaser’s sole right and recourse is to terminate the Offer and this Amendment and receive a refund of its deposit, and neither party shall be deemed in default.  If Seller defaults by willfully refusing to close, Purchaser’s sole remedy shall be to seek specific performance of the Offer and this Amendment.  If Purchaser defaults by willfully refusing to close, then Seller’s sole remedy is to be paid the Deposit as liquidated damages.  Without Seller’s consent, which may be withheld for any reason, the transaction contemplated by the Offer and this Amendment shall not close before January 1, 2006.

(m)          Distribution.  Purchaser acknowledges and agrees that Seller may distribute all or a portion of the subject property to one or more of its members before closing, and that such distribution does not affect Purchaser’s obligation under the Offer and this Amendment, except only as to persons or entities to whom payment shall be made at closing.

WITNESS the signatures of Purchaser and Seller on the dates set forth below.

SELLER:
SOUTHGATE GROUP, LLC.

By:	/s/ [ILLEGIBLE]
Title:	MANAGER
Date:	12/16/05

BUYER:
INLAND REAL ESTATE ACQUISITIONS, INC.

By:	/s/ G. Joseph Cosenza
G. Joseph Cosenza, Vice Chairman
Date:	12/16/05